Exhibit 99.1
Pure Cycle finalizes acquisition of Sky Ranch note
from Bank of America
Denver, Colorado — October 19, 2010 — Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced it has closed on the acquisition of the promissory note payable by Sky Ranch LLC, and the deed of trust securing the Sky Ranch property. As announced on August 4, 2010, the Company acquired rights from the Bank of America which will allow the Company to take ownership of the Sky Ranch property for cash payments totaling $7.0 million. The Company paid $700,000, which was placed in escrow, on July 28, 2010 and made the final payment of $6.3 million on October 18, 2010. The Company financed this acquisition and raised additional general working capital by selling approximately $5.5 million of common stock and by issuing a $5.2 million Convertible Negotiable Note Payable (the “Note”). The stock sale and issuance of the Note are described in detail in Form 8-K filings made with the SEC on September 29, 2010 and October 7, 2010.
The Company has begun the foreclosure process with the bankruptcy court to obtain direct ownership of the Sky Ranch property and the approximately 830 acre feet per year of decreed groundwater underlying the property. The Company anticipates the foreclosure process will take approximately 60 days to complete.
“Completing the financing and acquisition of Sky Ranch furthers the Company’s provision of municipal water and wastewater services along the I-70 Corridor”, stated Mark W. Harding, President and CEO of the Company. Mr. Harding further stated that “Acquiring the Sky Ranch property provides several advantages to our company including extracting the property from a complex out-of-state bankruptcy and positioning the property for developers and home builders to purchase low cost entry level lots. Denver’s housing market continues to recover from its 2009 lows. Area developers and home builders have purchased and developed much of the excess lot inventories particularly those low cost entry level lots. Sky Ranch is a perfect addition to this market as the land is ideally positioned along Interstate 70, with no significant development barriers, low cost land, and direct access to water and sewer utilities from the Company. We look forward to working with national home builders and developers on the Sky Ranch property to provide low cost lots for entry level home buyers and to make these lots available immediately.”
About Sky Ranch
The 931-acre property is located in Arapahoe County, Colorado adjacent to I-70, approximately 16 miles east of Downtown Denver, 4 miles north of the Lowry Range, and 4 miles south of Denver International Airport. Sky Ranch has been zoned for residential, commercial and retail uses and may include up to 4,850 single family equivalent units. Current development plans anticipate entry level housing (houses costing less than $250,000). At full development the water and wastewater utilities at Sky Ranch are anticipated to generate in excess of $132 million in tap fee revenue and $6 million annually in service fee revenue (based on current fees and charges). We do not anticipate developing the property ourselves. Rather we plan to partner with national home builders/developers to provide them with competitively priced lots that are ready for development together with affordable, sustainable, environmentally sound water and wastewater services. With a land acquisition price of approximately $1,400 per entitled lot, we believe this property is well positioned to offer affordable land and utilities to home builders/developers looking to construct entry level houses.
Company Information
Pure Cycle owns water assets in multiple river basins in the State of Colorado as well as in certain aquifers in the Denver metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.
Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.